Exhibit 2.14

EXECUTION VERSION

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Agreement”) is entered into as of October 17, 2018, by and between Studio City International Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), and Melco International Development Limited, an exempted company with limited liability incorporated under the laws of the Hong Kong (the “Purchaser”).

WHEREAS, the Company confidentially submitted a registration statement on Form F-1 on August 14, 2017 (as may be amended from time to time, the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with the initial public offering (the “Offering”) by the Company of American depositary shares (“ADSs”) representing Class A ordinary shares of a par value of US$0.0001 each (“Ordinary Shares”) of the Company as specified in the Registration Statement; and

WHEREAS, subject to, and concurrently with, completion of the Offering, the Company desires to issue, sell and deliver to the Purchaser, and the Purchaser desires to purchase and acquire from the Company, Ordinary Shares in the Company in a private placement pursuant to an exemption from registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), on the terms and subject to the conditions set forth herein to effect the assured entitlement distribution (the “Assured Entitlement Distribution”) as set out in the Registration Statement.

NOW, THEREFORE, in consideration of the promises and the mutual benefits to be derived from this Agreement and the representations, warranties, covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Purchase and Sale of Purchased Securities

1.1 Purchase and Sale of Purchased Shares. On the terms and subject to the conditions set forth herein, the Company agrees to sell, issue and deliver to the Purchaser, and the Purchaser agrees to purchase and acquire from the Company, on the Subscription Closing Date (as defined below), a total number of 800,376 Ordinary Shares (the “Purchased Shares”) at a price per Ordinary Share, which is the public offering price per ADS as set forth on the cover of the Company’s final prospectus in connection with the Offering divided by the number of Ordinary Shares represented by one ADS (the “Offer Price”), free and clear of all liens or encumbrances (except for restrictions arising under the Securities Act or created by virtue of this Agreement or the Lock-up Letter (as defined below)).

1.2 Subscription Closing. Subject to the conditions set forth herein, the sale, issuance and delivery of the Purchased Shares referred to in Section 1.1 (the “Subscription Closing”) shall take place remotely by electronic exchange of closing deliveries, concurrently with, and contingent upon, the Closing (as such term is defined in an underwriting agreement between the Company and the underwriters substantially in the form attached hereto as Exhibit A) (the “Underwriting Agreement”). Such date on which the Subscription Closing takes place is herein referred to as the “Subscription Closing Date”.

1.3 Subscription Closing Deliveries. At the Subscription Closing, the parties shall, respectively, make the following deliveries:

(a) The Purchaser shall deliver to the Company in immediately available funds by wire transfer or such other method as shall be acceptable to the Company, in either case to an account or accounts to be designated in writing by the Company, an amount equal to the number of Purchased Shares multiplied by the Offer Price (the “Purchase Price”).

(b) After receiving the Purchase Price, the Company shall promptly update or procure the updating of the register of members of the Company, evidencing the Purchased Shares having been issued and sold to the Purchaser, and deliver a copy of the same to the Purchaser.

Section 2. Representations and Warranties

Each of the Company and the Purchaser represents to the other party that none of such party, any of its affiliates or any person acting on its behalf has taken any actions that would result in the sale of the Purchased Shares to the Purchaser under this Agreement requiring registration under the Securities Act.

Section 3. Conditions

The respective obligations of each party to consummate the purchase and issuance and sale of the Purchased Shares shall be subject to the satisfaction on or prior to the Subscription Closing Date of the following condition, which, except as set forth in Section 3.2, may be waived by a party on behalf of itself in writing, in whole or in part, to the extent permitted by applicable law:

3.1 no governmental body or agency shall have issued any order, decree or ruling, no action has been commenced seeking any order, decree, or ruling and no law or regulation shall be in effect, enjoining, restraining or otherwise prohibiting any of the transactions contemplated by this Agreement, which in each of the cases referred to has not been terminated or withdrawn; and

3.2 the Subscription Closing shall have been consummated substantially concurrently with the Closing.

Section 4. Termination

4.1 If any governmental body or agency issues an order, decree or ruling or has taken any other action permanently enjoining, restraining or otherwise prohibiting any of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable, then either the Purchaser or the Company may terminate this Agreement and, upon such termination, there shall be no liability or obligation hereunder on the part of the Purchaser or the Company.

4.2 If the Underwriting Agreement terminates prior to the consummation of the transactions contemplated by this Agreement, then this Agreement will automatically terminate and there shall be no liability or obligation hereunder on the part of the Purchaser or the Company.

4.3 Except as set forth in Section 4.1, this Agreement may not be terminated without the Underwriting Agreement having been terminated prior thereto.

Section 5. Covenant

5.1 Lock-up. The Purchaser shall, concurrently with the execution of this Agreement, enter into a lock-up letter (the “Lock-up Letter”) substantially in the form attached hereto as Exhibit B.

5.2 Distribution Compliance Period. The Purchaser agrees not to resell, pledge or transfer any Purchased Shares within the United States or to any of whom within the best knowledge of the Purchaser is a U.S. Person, as each of those terms is defined in Regulation S, during the 40 days following the Subscription Closing Date.

5.3 Further Assurance. The Company and the Purchaser shall use their reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby.

Section 6. Miscellaneous

6.1 Waiver, Amendment. Neither this Agreement nor any provision hereof shall be waived, modified, changed, discharged or terminated except by an instrument in writing signed by the party against whom such waiver, modification, change, discharge or termination is sought.

6.2 Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by Purchaser without the prior written consent of the Company; provided, that the Purchased Shares may be delivered to a designee of the Purchaser if such designee is an affiliate of the Purchaser or pursuant to the Assured Entitlement Distribution.

6.3 Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

6.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given if delivered personally or sent by facsimile, e-mail, overnight courier or registered or certified mail, postage prepaid, to the address set forth below, or to such other address as may be designated in writing by such party:

if to the Purchaser, to:

Melco International Development Limited

38th Floor, The Centrium

60 Wyndham Street

Hong Kong

Fax: (852) 3162 3579

Email: EvanWinkler@melco-group.com / VincentLeung@melco-group.com

Attention: Mr. Evan Winkler / Mr. Vincent Leung

if to the Company, to:

Studio City International Holdings Limited

38th Floor, The Centrium

60 Wyndham Street

Hong Kong

Fax: (852) 2537 3618

Email: comsec@sc-macau.com

Attention: Company Secretary

6.5 Counterparts. For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto and each such executed counterpart shall be deemed to be an original instrument.

6.6 Binding Effect. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, permitted successors and assigns.

6.7 Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement or serve as a limitation or expansion on the scope of any term or proviso of this Agreement.

6.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of Hong Kong, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than Hong Kong.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

PURCHASER

MELCO INTERNATIONAL DEVELOPMENT
LIMITED

By:	/s/ Lawrence Yau Lung Ho
Name: Lawrence Yau Lung Ho
Title: Director

COMPANY

STUDIO CITY INTERNATIONAL HOLDINGS
LIMITED

By:	/s/ WINKLER, Evan Andrew
Name: WINKLER, Evan Andrew
Title: Director

[Signature Page to Subscription Agreement]

Exhibit A

Form of Underwriting Agreement

Exhibit B

Form of Lock-up Letter